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                                  NORTEK, INC.
                           Second Amended and Restated
                       Change in Control Severance Benefit
                             Plan for Key Employees

                         Effective Date: August 27, 2004

      This Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees (this "Plan") amends and restates the Nortek, Inc. Change in Control Severance Benefit Plan for Key Employees As Amended and Restated June 12, 1997 (the "First Amended Plan") as of the Effective Date.

      Nortek, Inc. (the "Company") desires to assure that it and its subsidiaries (the "Employer") will have the benefit of the continued service and experience of certain of their key employees designated as hereinafter provided ("Employees," or individually, the "Employee") and to assure Employer and the Employee of the continuity of management of the Company and the Employer in the event of any actual or threatened change in control of the Company and adopts this Plan to provide such assurances.

      1. Effective Date. The Effective Date shall occur on the date of and immediately following the Acquisition, as defined herein. THL Buildco Holdings, Inc. and THL Buildco, Inc., companies affiliated with Thomas H. Lee Partners, L.P., having entered into a stock purchase agreement on July 15, 2004 with affiliates of Kelso & Company, L.P. and certain other parties (the "Stock Purchase Agreement"), pursuant to which THL Buildco, Inc. agreed to purchase all the outstanding capital stock of the then-existing Nortek Holdings, Inc. ("Prior Holdings"), there subsequently occurred the Closing, as defined in the Stock Purchase Agreement, and immediately thereafter (A) THL Buildco, Inc. merged with and into Prior Holdings and Prior Holdings merged with and into Nortek, with Nortek continuing as the surviving corporation, and (B) THL Buildco Holdings, Inc. became the new parent company of Nortek and was renamed "Nortek Holdings, Inc.," which acquisition by THL Buildco, Inc. and the related mergers are collectively referred to hereinafter as the "Acquisition."

      2. Designated Employees. Employees entitled to participate in the Plan shall be those designated from time to time by the Board of Directors of the Company or its designees.

      3. Agreement of Employees. Designated Employees in order to participate in the Plan must enter into written agreements with Employer with respect to participation in the Plan in a form prescribed by Employer, which need not be the same for all such Employees and which may provide for reduced benefits or less favorable terms than are provided for in this Plan generally and which shall contain, among other things, the agreement of such Employees that in the event any person ("Person"), as that term is defined or used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act"), begins a tender or exchange offer, solicitation of proxies from the Company's security holders or takes other actions to effect a Change in Control (as hereinafter defined), such Employee will not voluntarily terminate his

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employment with Employer until such Person has abandoned or terminated such efforts to effect a Change in Control or until a Change in Control has occurred.

      4. Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if and when

            (a) There occurs any event or series of events that would be required to be reported as a change in control in response to Item 5.01 on a Form 8-K filed by the Company under the Exchange Act or in any other filing by the Company with the Securities and Exchange Commission (assuming for this purpose that the Company is required to make filings with the Securities and Exchange Commission pursuant to the Exchange Act) unless the Person acquiring control is or is an affiliate of such Employee; or

            (b) The Company executes an agreement of acquisition, merger or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; provided, however, for purposes of this paragraph (b) that (i) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured and (ii) if the voting shareholders of such other corporation or entity shall, substantially after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change in Control"; or

            (c) Any Person which does not include the Employee or any affiliate of the Company as of the Effective Date becomes the beneficial owner, directly or indirectly (either as a result of the acquisition of securities or as the result of an arrangement or understanding, including the holding of proxies, with or among security holders), of securities of the Company representing 25% or more of the votes that could then be cast in an election for members of the Company's Board of Directors unless within 15 days of being advised that such ownership level has been reached, a majority of the Continuing Directors then in office adopts a resolution approving the acquisition of that level of securities ownership by such Person; or

            (d) During any period of 24 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company's Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (i) the directors then in office who were directors at the beginning of the 24-month period or (ii) the directors specified in clause (i) plus directors whose election has been so approved by directors specified in clause (i).

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      For purposes of this Plan, directors of the Company shall be "Continuing
Directors" if they were directors at the beginning of any such 24-month period or were approved in the manner provided in paragraph (d) of this Section 4.

      5. Benefit Upon the Acquisition. Within 30 days following the Acquisition, regardless of whether an Employee's employment has been terminated, the Company shall pay to any Employee who was a participant in the First Amended Plan at the time of Acquisition an amount equal to 20% of the annual rate of his basic salary immediately prior to the Effective Date. No such benefit will be payable to any Employee hereunder, however, in connection with any subsequent Change in Control.

      6. Severance Benefit. If during a period of 24 months following a Change in Control (including the Acquisition or any subsequent Change in Control), either (i) the employment of Employee is terminated by Employer or (ii) there is a material adverse change in the terms of the employment of Employee which entitles Employee to treat any such change as such a termination as hereinafter provided, Employee shall be entitled to receive severance pay at an annual rate equal to (i) his basic salary at the annual rate in effect immediately prior to any such Change in Control (or, if higher, immediately prior to such termination), plus (ii) the highest amount of bonus or incentive compensation paid or payable in cash to Employee (irrespective of any decision to defer any payment with respect thereto) for any one of the three calendar years prior to such Change in Control (or, if higher, immediately prior to such termination), such severance pay to be paid for the 24-month period following such termination in the same manner as Employee's basic salary was paid immediately prior to such termination and to be subject to appropriate tax withholding. [For example, if Employee's basic salary was $100,000 immediately prior to a Change in Control, his highest bonus in the prior three years was $20,000 and he is paid monthly, his severance pay for each of the 24 months following termination would be $10,000.] Payment of such amount shall be considered severance pay in consideration of past services, services subsequent to Employee's designation under this Plan and continued services during a period while any such Change in Control is pending and thereafter and is not to be reduced by compensation or income received by Employee from any other employment or other source.

      In the event of such a termination, Employee shall continue for a period of 24 months after termination to be covered at the expense of Employer by the same or equivalent hospital, medical, accident, disability and life insurance coverages as he was covered immediately prior to such termination; provided, however, that in lieu of such coverage, Employee may elect to be paid in cash, within 15 days after such termination, an amount equal to Employer's cost of providing such coverages during such period.

      Notwithstanding the foregoing, all payments to which Employee would be entitled under this Plan shall be reduced to the extent necessary so that he shall not be liable for the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Internal Revenue Code.

      Following a Change in Control, a material adverse change in the terms of employment of Employee by Employer which Employee is entitled to treat as a termination by Employer for purposes of this Plan includes:

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            (a) Without Employee's express written consent, assignment of
      Employee to any duties inconsistent with his position, duties and responsibilities and status with Employer immediately prior to a Change in Control; or

            (b) A reduction by the Employer in Employee's base salary as in effect immediately prior to a Change in Control;

            (c) A failure by Employer to continue any cash bonus or incentive plans in which Employee is entitled to participate immediately prior to a Change in Control or a modification of any such plans with the result that the cash bonus or incentive compensation ("Bonus") paid to Employee for any calendar year in which such Change in Control occurs or in the subsequent 24-month period is less than the average Bonus awarded Employee for the three years prior to the Change in Control (or such shorter period as he has been employed by Employer); or

            (d) Without Employee's express written consent, the Employer's requiring Employee to be based anywhere other than within 25 miles of his office location immediately prior to a Change in Control, except for required travel on the Employer's business to an extent substantially consistent with his business travel obligations immediately prior to a Change in Control; or

            (e) The failure by the Employer to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which Employee is participating at the time of a Change in Control (or plans providing Employee with substantially similar benefits), or the taking of any action by the Employer which would adversely affect Employee's participation or materially reduce his benefits under any of such plans; or

            (f) The taking of any action by the Employer which would deprive Employee of any material fringe benefit enjoyed by him immediately prior to a Change in Control or the failure by the Employer to provide him with the number of paid vacation days to which he is then entitled in accordance with the Employer's normal vacation policy in effect immediately prior to a Change in Control; or

            (g) The failure by the Employer or the Company to obtain the written agreement to perform the Company's obligations under this Plan by any successor of the Company; or

            (h) Any breach by the Company or Employer of any provision of this Plan.

      7. Limited Effect. This Plan, any agreement entered into pursuant hereto and payment of severance benefits hereunder shall not give Employee any right of continued employment, and no right to any compensation or benefits from the Company or Employer except the right specifically stated herein for certain severance pay benefits in the event of a Change in Control at a time when Employee is still employed by Employer and is a designated Employee under this Plan, shall not limit Employer's right to terminate Employee's employment at any time prior to a Change in Control, with or without cause, or to terminate Employee's

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designation as an Employee under this Plan, except as may be otherwise provided in a written employment agreement between Employee and Employer, and shall not confer on Employee any right to severance pay except in the event as specifically provided for herein.

      8. Termination. This Plan and the employee benefits described herein may be terminated as to all Employees or as to any specific Employee at any time by the Company acting by a majority of the Continuing Directors then in office; provided that no such termination occurring after 180 days prior to a Change in Control shall have occurred shall terminate or effect the rights of any Employee hereunder.

      9. Indemnification. Employer agrees to pay all costs and expenses incurred by Employee in connection with the enforcement of his rights under this Plan and will indemnify and hold harmless Employee from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Employee in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Plan.

      10. Governing Law. This Plan and agreements made with Employees hereunder shall be governed by the laws of the State of Rhode Island and Providence Plantations.

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                                    AGREEMENT

      This Agreement is entered into between Nortek, Inc. (the "Employer") and _________, an employee of Employer (the "Employee") who has been designated by the Board of Directors of Employer as being entitled to participate in the Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees (the "Plan").

      In consideration of his designation as being entitled to participate in the Plan, Employee accepts the terms and conditions of the Plan and agrees not to voluntarily terminate his employment with the Employer as required by, and under the circumstances stated in, Section 3 of the Plan, and Employer confirms that Employee is a participant in the Plan, subject to the terms and conditions thereof.

                                                  NORTEK, INC.

_________________________                         By:________________________

                                                  ___________________________

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